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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act
                  of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                                           Commission File Numbers: 333-29839
                                                                    333-29839-01

                                 ONBANCORP, Inc.
                              Bank Capital Trust I
             (Exact name of registrant as specified in its charter)

         101 South Salina Street, P.O. Box 4983, Syracuse, NY 13221-4983
                                 (315) 424-4400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   ONBANCorp, Inc. 9.25% Exchange Subordinated Deferrable Interest Debentures
   ONBANCorp, Inc. Exchange Guarantee with Respect to OnBank Capital Trust I
                        9.25% Exchange Capital Securities
                             OnBank Capital Trust I
                        9.25% Exchange Capital Securities
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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
Rule 12g-4 (a) (1) (i)             [      ]    Rule 12h-3 (b) (1) (ii)    [    ]
Rule 12g-4 (a) (1) (ii)            [      ]    Rule 12h-3 (b) (2) (i)     [    ]
Rule 12g-4 (a) (2) (i)             [      ]    Rule 12h-3 (b) (2) (ii)    [    ]
Rule 12g-4 (a) (2) (ii)            [      ]    Rule 15d-6                 [    ]
Rule 12h-3 (b) (1) (i)             [X]


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 Approximate number of holders of record as of the certification or notice date:

                         ONBANCorp, Inc. 9.25% Exchange
                        Subordinated Deferrable Interest
                                  Debentures: 1

                       ONBANCorp, Inc. Exchange Guarantee
                     with Respect to OnBank Capital Trust I
                      9.25% Exchange Capital Securities: 12

                          Onbank Capital Trust I 9.25%
                         Exchange Capital Securities: 12

Pursuant to the requirements of the Securities Exchange Act of 1934, Olympia Financial Corp., successor by merger to ONBANCorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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
DATE:  April 10, 1998                      By: /s/ Howard L. Hyde
                                              ----------------------------------
                                          Counsel to Olympia Financial Corp.,
                                          successor by merger to ONBANCorp, Inc.
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Pursuant to the requirements of the Securities Exchange Act of 1934, OnBank
Capital Trust I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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
DATE:  April 10, 1998                      By: /s/ Timothy G. McEvoy
                                              ----------------------------------
                                          Administrative Trustee
                                          OnBank Capital Trust I
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